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                   POLICY MANAGEMENT SYSTEMS CORPORATION

                                EXHIBIT 11

           Statement Regarding Computation of Per Share Earnings



                           Three months ended    Six months ended
                              June 30,                June 30,
                             1995      1994      1995      1994
                           (in thousands, except per share data)

Primary net income per share
Net Income:
 Net income as reported     $12,090   $ 8,598   $23,410   $14,166

Shares:
 Weighted average number
  of common shares
  outstanding                19,363    21,498    19,363    22,067

 Common stock equivalents
   (stock options)              265        54       235        36
 Primary shares              19,628    21,552    19,598    22,103

Primary net income
  per share                 $   .62   $   .40  $   1.19   $   .64


Fully diluted net income per share
Net Income:
 Net income as reported     $12,090   $ 8,598   $23,410   $14,166

Shares:
 Weighted average number
  of common shares
  outstanding                19,363    21,498    19,363    22,067

 Dilutive intruments
   (stock options)            2,726     2,118     2,726     2,118
 Fully diluted shares        22,089    23,616    22,089    24,185

Fully diluted net
  income per share          $   .55   $   .36  $   1.06   $   .59